Exhibit 10.13

FLUOR CORPORATION

409A DEFERRED DIRECTORS’ FEES PROGRAM

(As Amended and Restated Effective as of January 1, 2013)

THIS INSTRUMENT, executed and made effective as of January 1, 2013 by Fluor Corporation, a Delaware corporation (the “Corporation”), evidences the continuation of the Fluor Corporation 409A Deferred Directors’ Fees Program (the “Plan”) adopted for the benefit of its non-employee directors.  The Plan shall be interpreted in a manner consistent with Code Section 409A, the final regulations issued thereunder, and any other applicable guidance from the Internal Revenue Service.

WITNESSETH:

WHEREAS, the Company has previously established the Plan; and

WHEREAS, the Company desires to amend the Plan to eliminate the matching contribution provided to participants who invest in the Stock Equivalent Fund:

NOW, THEREFORE, the Company hereby declares the current terms and conditions of the Plan to be, as of January 1, 2013, as follows:

ARTICLE 1
PURPOSE

The primary purpose of the Plan is to provide certain of the Company’s non-employee directors with an opportunity to defer receipt of fees for services rendered to the Company on a pre-tax basis that complies with Section 409A of the Code.

ARTICLE 2
DEFINITIONS

Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)         “Board” or “Board of Directors” means the Board of Directors of the Company.

(b)         “Change in Control” shall be deemed to have occurred if an event described in Treasury Regulation 1.409A-3(a)(5) occurs, including, without limitation:

(i)                                     a change in ownership of the Company as a result of a person, or more than one person acting as a group acquiring ownership that in the aggregate constitutes more than 50 percent (50%) of the total fair market value of the Company (this provision does not apply to a person or group already possessing more than 50 percent (50%) of the total fair market value of the Company); or

(ii)                                  a change in effective control of the Company as a result of a person or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing more than thirty percent (30%) of the total voting power of the stock of the Company; or

(iii)                               a change in effective control of the Company as a result of the majority of members of the Company’s board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, or

(iv)                              a change in ownership of a substantial portion of the Company’s assets as a result of a person or more than one person acting as a group acquiring (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(c)          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)         “Committee” means the Executive Compensation Committee of the Company as appointed by the Board to administer the Plan.

(e)          “Company” means Fluor Corporation, a Delaware corporation.

(f)           “Deferral Account” means the accounting entry made with respect to each Participant for the purpose of maintaining a record of each Participant’s entitlement under the Plan.

(g)          “Director Contributions” means those contributions credited to a Participant’s Deferral Account in accordance with the Participant’s deferral election pursuant to Section 5.1.

(h)         “Director’s Fees” means cash amounts payable to a director for the Plan Year for the director’s service on the Board for the Plan Year including, without limitation, annual retainer fees, meeting fees and annual California tax allowances, if any.

(i)             “Disability” means a physical or mental medical condition such that the Participant is unable to engage in any substantial gainful employment and the condition is reasonably expected to result in death or to last continuously for at least 12 months.  The Committee shall make the determination of Disability in its sole discretion based on available medical information.

(j)            “Eligible Director” means a director who is eligible to participate in the Plan pursuant to Section 4.1.

(k)         “Fair Market Value” means the closing sales price of the Company’s common stock for such day, as reported on the New York Stock Exchange.

(l)             “Matching Contributions” means those contributions made by the Company prior to January 1, 2013 to the Participant’s Deferral Account in accordance with Section 5.2 of the Fluor Corporation 409A Deferred Directors’ Fees Program effective as of

January 1, 2005.  In addition, Matching Contributions under the Plan shall also include any such contributions made under the Fluor Corporation Deferred Directors’ Fees Program.  Matching Contributions are discontinued effective January 1, 2013.

(m)     “Participant” means an Eligible Director who is participating in the Plan pursuant to Section 4.2.

(n)         “Plan” means the Fluor Corporation 409A Deferred Compensation Directors’ Fees Program, as set forth herein, and as it may be amended from time to time.

(o)         “Plan Year” means January 1 to December 31 of each calendar year.

(p)         “Stock Equivalent Fund” means the fund established pursuant to Section 7.3.

(q)         “Stock Equivalents” means a measure of value equal to one share of the Company’s common stock.

ARTICLE 3
ADMINISTRATION

3.1                               Authority of the Committee.  The Committee shall administer the Plan.  The members of the Committee shall be appointed by and shall serve at the discretion of the Board.

Subject to the provisions herein, the Committee shall have full power and discretion to:

(a)         determine a director’s eligibility to participate in the Plan;

(b)         determine the terms and conditions of each director’s participation in the Plan;

(c)          construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(d)         compute and certify to the amount and kind of benefits payable to Participants or their beneficiaries;

(e)          maintain all records that may be necessary for the administration of the Plan;

(f)           provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries, or governmental agencies as the Committee may determine or as shall be required by law;

(g)          establish, amend, or waive rules and regulations for the Plan’s administration;

(h)         appoint a Plan administrator or any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(i)             make other determinations which may be necessary or advisable for the administration of the Plan

3.2                               Decisions Binding.  All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties and shall be given the maximum possible deference allowed by law.

3.3                               Claim Procedures.  The Committee shall establish and maintain procedures for the filing of claims for benefits under this Plan and for the review of the denial of any such claims.  The Committee is designated as the fiduciary of this Plan to which appeals of claim denials shall be submitted for review.

ARTICLE 4
ELIGIBILITY AND PARTICIPATION

4.1                               Eligibility.  The Committee shall determine, in its sole and absolute discretion, which such directors shall be eligible to participate in the Plan, and may modify such determinations at any time, provided that at all times the Plan shall continue to qualify as an unfunded deferred compensation plan.  To be eligible to participate in the Plan, a director must be a non-employee director serving on the Board and entitled to Director’s Fees.

4.2                               Participation and Deferral Election.  Each Eligible Director shall become a Participant in the Plan upon his election to defer Director’s Fees hereunder.  Eligible Directors and Participants shall make their elections to defer all or a portion of their Director’s Fees for the Plan Year by completing a “Deferral Election Form,” during the applicable enrollment period (as determined by the Committee) in the Plan Year prior to the Plan Year the Director Fees are earned and otherwise payable.  Except as provided in Section 6.3, an election under this Section 4.2 shall be irrevocable after December 31 of the Plan Year prior to the Plan Year the Director Fees are earned and otherwise payable.  A separate Deferral Election Form is required for each Plan Year.

Each year’s Deferral Election Form will specify the form of distribution (i.e. lump sum or installment payments) and time of distribution (upon separation of Board service or a specified year).

If a Participant wishes to modify the distribution date or form of distribution for a particular Plan Year, the Participant must submit a distribution election change form for such change.  The form must be submitted at least 12 months prior to the first scheduled payment, will not take effect until 12 months after the date on which the election is made, and must provide that the payment be deferred at least five years from the date such payment would otherwise have been made.

In the event a Participant ceases to be eligible to participate in the Plan, such Participant shall become an inactive Participant, retaining all the rights described under the Plan, except the right to make any further deferrals, until such time that the Participant again becomes an active Participant.

4.3                              Initial Year Eligibility.  In the event that a director first becomes eligible to participate in the Plan after the beginning of a Plan Year, the Company shall notify the director of his eligibility to participate, and the Company shall provide the Eligible Director with a Deferral Election Form; provided, however, that such Participant must make his deferral election within 30 days of the determination that the director is an Eligible Director and may elect only to defer Director’s Fees for such Plan Year which are to be earned after the filing of the Deferral Election Form.  Except as provided in Section 6.3, an election under this Section 4.3 shall be irrevocable with respect to the Plan Year for which the election is made.

4.4                               Notice.  The Company shall notify a director within a reasonable time of such director’s gaining or losing eligibility for active participation in the Plan.

ARTICLE 5
DIRECTOR CONTRIBUTIONS TO DEFERRAL ACCOUNTS

5.1                               Director Contributions.  Subject to Section 4.2 and 4.3, a Participant may elect to defer and have credited to his Deferral Account for any Plan Year up to one hundred percent (100%) of his Director’s Fees.  Director Contributions shall be credited to the Participant’s Deferral Account pursuant to Section 7.1.

ARTICLE 6
DISTRIBUTIONS

6.1                               Specified Distribution Year.  A Participant may elect to receive all or a portion of that year’s Director Fees (and any deemed earnings) as of a specified distribution year in cash in either: (i) a single lump sum payment, or (ii) annual installment payments over a period of two to 10 years.

With respect to the portion of the Participant’s vested Deferral Account as to which a specified distribution year has been selected by a Participant at the time of deferral:

(a)                                 Distributions under this Section 6.1 shall commence in January of the year specified in the Participant’s election.

(b)                                 In the case of installment payments, the second installment will be paid in January following the year in which the first installment was paid and all remaining installments will be paid annually in each succeeding January.

(c)                                  If a Participant elects to receive installment payments, the amount of each installment payment shall be equal to the balance remaining in the portion of the Participant’s vested Deferral Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one, and the denominator of which is the total number of remaining installment payments.  The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s vested Deferral Account pursuant to ARTICLE 7.

(d)                                 Notwithstanding any specified distribution year election by a Participant, if a Participant’s Board service with the Company terminates for any reason prior to receiving full payment of the Participant’s vested Deferral Account or while the Participant is receiving scheduled installment payments pursuant to this Section 6.1, the unpaid portion of the Participant’s Deferred Account shall be paid in accordance with Section 6.2 below.

6.2                               Distributions upon Separation from Board Service, Disability, or Death.  A Participant may elect to receive all or a portion of each year’s Director Fees (and any deemed earnings) as of separation of Board service in cash in either: (i) a single lump sum payment, or (ii) annual installment payments over a period of two to 10 years.

With respect to the Participant’s vested Deferral Account:

(a)                                 Distributions under this Section 6.2 shall commence in the month following separation of Board service (including if due to Disability or Death).

(b)                                 In the case of installment payments, the second installment will be paid in January following the year in which the first installment was paid and all remaining installments will be paid annually in January.

(c)                                  If a Participant elects to receive installment payments, the amount of each installment payment shall be equal to the balance remaining in the portion of the Participant’s vested Deferral Account that is subject to such installment election (as determined immediately prior to each such payment), multiplied by a fraction, the numerator of which is one, and the denominator of which is the total number of remaining installment payments.  The installment amount shall be adjusted annually to reflect gains and losses, if any, allocated to such Participant’s vested Deferral Account pursuant to ARTICLE 7.

(d)                                 Notwithstanding any election made pursuant to Section 6.1, if the Participant has a separation of Board service before all distributions are made pursuant thereto, such election shall no longer apply and the deferral election applicable to distributions to be made in connection with the Participant’s separation of Board service (including if due to Disability or Death) pursuant to this Section 6.2 instead shall become effective.

(e)                                  Unless otherwise elected pursuant to this Section 6.2, a Participant’s vested Deferral Account will be paid as a single lump sum 30 days following the occurrence of a Participant’s separation of Board service (including if due to Disability or death).

6.3                               Unforeseeable Emergency.  A cash distribution of a portion of a Participant’s vested Deferral Account because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency.  Whether an Unforeseeable Emergency has occurred will be determined solely by the Committee.  Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Committee upon written request by a Participant.  In all events, a distribution shall be made in connection with an Unforeseeable Emergency only to the extent permitted by Section 409A of the Code.

An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant caused by sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a dependent of the Participant (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other extraordinary and unforeseeable circumstances caused by a result of events beyond the Participant’s control.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the specific facts of each case, but, in any event, any distribution under this Section 6.3 shall not exceed the amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.

Examples of what are not considered to be severe financial hardships include the need to send a Participant’s child to college or the desire to purchase a home.

The Participant’s Deferral Account will be credited with earnings in accordance with the Plan up to the date of distribution.

The Committee’s decisions with respect to the Unforeseeable Emergency shall be final, conclusive, and not subject to appeal to the extent it is not arbitrary and capricious.

In the event a Participant receives a distribution under this Section 6.3, then the Participant will be ineligible to participate in the Plan on an active basis for the remainder of the Plan Year in which the distribution was received (i.e., Director Contributions will cease for the remainder of the Plan Year).

6.4                               Incompetence of Distributee.  In the event that it shall be found that a person entitled to receive payment under the Plan (including a designated beneficiary) is a minor or is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to any person whom the Committee in its sole discretion determines is entitled to receive it, and any such payment shall fully discharge the Company, the Committee and the Plan from any further liability to the person otherwise entitled to payment hereunder, to the extent of such payment.

6.6                               Distribution in the Event of Divorce.  In the event of the divorce or legal separation of a Participant, and the awarding of all or a portion of the Participant’s Deferral Account to the spouse of the Participant by court order, such spouse may elect, by filing with the Committee a form specified by the Committee and by providing such other information as the Committee may in its discretion reasonably request in order to confirm that the applicable facts and circumstances are present, to receive a distribution of his or her court-awarded portion of the Participant’s Deferral Account in cash pursuant and subject to the terms of Section 6.1 as to available forms of distribution and timing.

ARTICLE 7
DEFERRAL ACCOUNTS

7.1                               Participants’ Accounts.  The Company shall establish and maintain an individual bookkeeping Deferral Account for Director Contributions.  For Director Contributions deferred and deemed invested into the Stock Equivalent Fund, such Participant’s Deferral Account shall be credited with Director Contributions on the date such fees would have been paid to the Participant had Participant not deferred the Director’s Fees to the Plan, and as provided in Section 7.2. For Director Contributions deferred and deemed invested into any other investment option, such Participant’s Deferral Account shall be credited with Director Contributions on the first day of the month following the date the Director’s Fees would have been paid to the Participant had the Participant not deferred the Director’s Fees to the Plan, and as provided in Section 7.2.  A Participant’s Deferral Account shall also be credited with any deemed earnings credit to such amounts as provided in Section 7.2.

7.2                               Earnings on Deferred Amounts.  A Participant’s Deferral Account shall be credited with earnings (or losses) based on the deemed investments of the Participant’s Deferral Account, as directed by each Participant on the Deferral Enrollment Form or such other manner as the Committee may prescribe.  The deemed investment shall be in one or more investment options selected by the Committee, such options to include the Stock Equivalent Fund described in Section 7.3.  Except with respect to deemed investments in the Stock Equivalent Fund, deemed earnings (and losses) on a Participant’s Deferral Account shall be based upon the daily unit valuation of the funds (as determined by the Committee) selected by the Participant, and shall be credited to a Participant’s Deferral Account on a monthly basis.  Deemed earnings (or losses) shall be paid out to a Participant in accordance with the applicable Deferral Election Form.  Any portion of a Participant’s Deferral Account which is subject to distribution in installments shall continue to be credited with deemed earnings (or losses) until fully paid out to the Participant.

The Committee reserves the right to change the investment options available for deemed investments under the Plan at any time, or to eliminate any option at any time.  A Participant may specify a separate investment allocation with respect to each Plan Year’s Deferral Election Form.  Participants may modify their deemed investment instructions daily with respect to any portion (whole percentages only) of their Deferral Account; provided they notify the Committee or its designee within the time and in the manner specified by the Committee.  Modifications to investment in the Stock Equivalent Fund may subject the Participant’s account to forfeiture of Matching Contributions made prior to January 1, 2013 in accordance with Section 7.4.

The Committee or its designee may provide additional limitations on the ability of Participants to change their deemed investment instructions regarding deemed investments in the Stock Equivalent Fund to prevent violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, as determined by the Committee or its designee in its sole discretion.

The Committee reserves the right to credit earnings (or losses) on a basis different from that elected by the Participants.

7.3                               Stock Equivalent Fund.  One of the deemed investment options shall be the Stock Equivalent Fund which is a deemed investment in the Company’s common stock.

The number of Stock Equivalents, or fractions thereof, that will be credited to a Participant’s Deferral Account is determined by dividing the dollar amount of Director Contributions to be credited to the Stock Equivalent Fund, by the Fair Market Value of the Company common stock on the date of crediting in accordance with Section 7.1. To the extent dividends or other distributions on the Company’s common stock are paid or made, dividend equivalents and fractions thereof shall be calculated and credited with respect to the Share Equivalent balances (by dividing the value of the dividend equivalents by the Fair Market Value) as an increase in Share Equivalents as of the dividend payment dates.  Upon the occurrence of any stock split, stock dividend, combination or reclassification with respect to any outstanding class of stock of the Company, the number of Stock Equivalents deemed invested in the Stock Equivalent Fund shall, to the extent deemed necessary by the Board of Directors, be adjusted accordingly.

7.4                               Vesting and Forfeiture.  The Director Contributions held in each Participant’s Deferral Account shall be fully vested at all times.  A Participant’s Matching Contributions (and any related deemed earnings) shall become vested on January 1st, of the calendar year that is five years after the date the Matching Contribution was credited to Participant’s

Deferral Account.  Notwithstanding the immediately preceding sentence, if prior to the occurrence of such vesting (a) the Participant dies, (b) the Participant’s Board service is terminated due to Disability or (c) a Change in Control occurs, such Participant’s Matching Contributions shall become fully vested as of the date of death, the date of Disability or the date of the Change in Control, as applicable.  If a Participant receives distributions from, or transfers amounts deemed invested in the Stock Equivalent Fund before the Matching Contributions are fully vested, such unvested accrued balance in such Participant’s Deferral Account shall be forfeited by such Participant to the extent attributable to the Director Contributions distributed or transferred.

7.5                               Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, or physical or mental incapacity will receive the distributions that otherwise would have been paid to the Participant under the Plan.  All beneficiary designations shall be signed by the Participant, and shall be in the form prescribed by the Committee.  Each beneficiary designation shall be effective as of the date delivered to the Committee or its designee by the Participant.

Participants may change their beneficiary designations on such form as prescribed by the Committee.  The payment of distributions payable under the Plan shall be in accordance with the last unrevoked written beneficiary designation that has been signed by the Participant and delivered to the Committee or its designee prior to the Participant’s death.  Notwithstanding the foregoing, a Participant who is married may not designate a beneficiary other than the Participant’s spouse, unless the spouse consents in writing to such alternate beneficiary designation.

In the event that all the beneficiaries named by a Participant pursuant to this Section 7.5 predecease the Participant, the distributions payable to the Participant or the Participant’s beneficiaries shall be paid to the Participant’s estate.

In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

ARTICLE 8
TRUST

Nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between the Company and any Participant.  Nevertheless, the Company may establish one or more trusts, with such trustee(s) as the Committee may approve, for the purpose of providing for the payment of deferred amounts and earnings thereon.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors upon the bankruptcy or insolvency of the Company.

ARTICLE 9
CHANGE IN CONTROL

9.1                              Trust and Trustees.  Upon the occurrence of a Change in Control, the trust or trusts that may be established by the Company pursuant to ARTICLE 8 shall become irrevocable and the Company shall not thereafter be permitted to remove, terminate, or change the trustee(s) for a period of three years.

9.2                               Advanced Funding.  No later than 30 days after a Change in Control occurs, to the extent permitted by Code section 409A, the Company shall make a contribution to the trust or trust(s) established pursuant to ARTICLE 8 to the extent required to fully fund all benefits that are or may become payable under the Plan, assuming for purposes of this calculation that all Participants retire with 100% vesting, and to fund in advance all administrative, legal, and other costs of maintaining the Plan, in an additional amount of no less than $150,000.  From time to time in the Company’s discretion, Company shall make such additional contributions to the trust or trusts to fully fund the additional benefits that may become payable to Participants or beneficiaries under the Plan and the additional administrative, legal, and other Plan expenses.

9.3                               Amendment and Termination.  After the occurrence of a Change in Control, the Company may not amend the Plan without the prior approval of a majority of the Participants.  After a Change in Control, the Company may not terminate the Plan until either (i) all benefits have been paid in full, or (ii) the majority of the Participants approve the same.  For purposes of this Section 9.3, Participants’ votes shall be weighted based on their relative Deferral Account balances.

ARTICLE 10
RIGHTS OF PARTICIPANTS

10.1                        Contractual Obligation.  The Plan shall create an unfunded, unsecured contractual obligation on the part of the Company to make payments from the Participants’ Deferral Accounts when due.  Payment of Deferral Account balances shall be made out of the general assets of the Company or from the trust or trusts referred to in ARTICLE 8 above.

10.2                        Unsecured Interest.  No Participant or party claiming an interest in deferred amounts of a Participant shall have any interest whatsoever in any specific asset of the Company.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.  Each Participant, by participating hereunder, agrees to waive any priority creditor status for wage payments with respect to any amounts due hereunder.  The Company shall have no duty to set aside or invest any amounts credited to Participants’ Deferral Accounts under this Plan.  Deferral Accounts established hereunder are solely for bookkeeping purposes and the Company shall not be required to segregate any funds based on such Deferral Accounts.

ARTICLE 11
WITHHOLDING OF TAXES

The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan (or from a Participant’s other Director’s Fees) amounts sufficient to satisfy withholding tax requirements.  The Company makes no representations, warranties, or assurances and assumes no responsibility as to the tax consequences of this Plan or participation herein.

ARTICLE 12
AMENDMENT AND TERMINATION

Subject to ARTICLE 9, the Company reserves the right to amend, modify, or terminate the Plan (in whole or in part) at any time by action of the Board, with or without prior notice.  Except as described below in this ARTICLE 12, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any amounts already deferred or credited hereunder or deemed earnings thereon, up to the date of amendment or termination, without the consent of the Participant.  Any amounts accumulated in Deferral Accounts prior to the Plan’s termination will continue to be subject to the provisions of the Plan until distributed under the terms of the Plan.

ARTICLE 13
MISCELLANEOUS

13.1                        Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Fluor Corporation Deferred Directors’ Fees Program c/o the Committee, and if mailed, shall be addressed to the principal executive offices of the Company.  Notice mailed to a Participant shall be at such address as is given in the records of the Company.  Notices to the Company shall be deemed given as of the date of delivery.  Notice to a Participant or beneficiary shall be deemed given as of the date of hand delivery, or if delivery is made by mail, three days following the postmark date.

13.2                        Nontransferability.  Except as provided in Section 7.5 and this Section 13.2, Participants’ rights to deferred amounts and deemed earnings credited thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order, nor shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

13.3                        Responsibility for Legal Effect.  Neither the Committee nor the Company makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of this Plan.

13.4                        Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.5                        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

13.6                       Costs of the Plan.  All costs of implementing and administering the Plan shall be borne by the Company.

13.7                        Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13.8                        Applicable Law.  Except to the extent preempted by applicable Federal law, the Plan shall be governed by and construed in accordance with the laws of the state of Delaware.

13.9                        No Duplication.  In no event shall the benefit provided under the Plan duplicate any benefits accrued and/or payable under the Fluor Corporation Deferred Directors’ Fees Program (frozen effective December 31, 2004).

13.10                 Section 409A Compliance..  The provisions of the Plan will be construed and administered in a manner that enables the Plan to comply with the provisions of Section 409A of the Code.